Exhibit 23.2
CONSENT OF INDEPENDENT VALUATION ADVISOR
We hereby consent to (1) the reference to our name (including under the heading “Experts”), (2) the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—Independent Valuation Advisor,” “Net Asset Value Calculation and Valuation Guidelines—Valuation of Properties,” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Real Estate-Related Assets—Mortgage Loans, Participations in Mortgage Loans and Mezzanine Loans” and (3) the inclusion of our estimated value of the Company’s real property interests and investments in commercial mortgage loans as of February 28, 2026 (presented in the line items “Investments in real property” and “Commercial mortgage loans” in the section “Selected Information Regarding Our Operations—February 28, 2026 NAV Per Share”) in this Registration Statement on Form S-11 of Nuveen Global Cities REIT, Inc. and in the prospectus included therein.

/s/ SitusAMC Real Estate Valuation Services, LLC
SitusAMC Real Estate Valuation Services, LLC
West Des Moines, Iowa
April 10, 2026